Exhibit 10.43
CF INDUSTRIES HOLDINGS, INC.
2014 EQUITY AND INCENTIVE PLAN
PERFORMANCE RESTRICTED STOCK UNIT AWARD AGREEMENT
Name of Grantee: <first_name> <last_name>
Target Performance Restricted Stock Units: [Amount]
Grant Date: <award_date>
Performance Period: January 1, <year_one> to December 31, <year_three>
Vesting Date: Subject to forfeiture or accelerated vesting as described herein, the Performance Restricted Stock Units will vest upon the certification by the Committee of the attainment of the performance goals set forth on Exhibit A hereto (the “Vesting Date”). The Committee will certify the extent, if any, to which the performance goals have been attained no later than the last day of the fiscal quarter immediately following the Performance Period.
Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms as defined in the CF Industries Holdings, Inc. 2014 Equity and Incentive Plan (the “Plan”). Please review this Award Agreement and promptly accept the award online, in Schwab’s Equity Award Center, in order to render the grant effective.
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1.    You have been granted a target award of Performance Restricted Stock Units as shown above pursuant to the Plan and subject to the terms and conditions of the Plan and this Award Agreement. Each Performance Restricted Stock Unit represents the right to receive a share of authorized but previously unissued Stock upon the vesting of the Performance Restricted Stock Unit.
2    You may not sell, assign, transfer, donate, pledge or otherwise dispose of the Performance Restricted Stock Units acquired pursuant to this Award Agreement (except by will or the laws of descent and distribution).
3.    The Performance Restricted Stock Units shall vest on the Vesting Date, subject to attainment of the performance goals set forth on Exhibit A hereto and subject to earlier vesting upon a Change in Control or as otherwise provided herein. Except as set forth in Section 5, shares of Stock shall be delivered (provided, that such delivery is otherwise in accordance with federal and state securities laws) with respect to the vested Performance Restricted Stock Units as soon as practicable following the Vesting Date (or the date of your Disability (as defined below), death or Special Retirement (as defined below), as applicable), but in no event later than March 15 of the calendar year following the calendar year in which the Vesting Date (or the date of your Disability, death or Special Retirement, as applicable) occurs.
4.    Termination of Service Events
A.    If your employment with the Company and its Subsidiaries shall terminate for any reason other than due to your death, Disability or Special Retirement prior to the Vesting Date, the Performance Restricted Stock Units shall be forfeited.
B.    In the event of termination of your employment due to your death or Disability, the target number of Performance Restricted Stock Units listed at the beginning of this Award Agreement shall vest as of the date of any such termination.
C.    In the event of termination of your employment due to Special Retirement, the Performance Restricted Stock Units shall vest as of the date of any such termination, provided that the number of Performance Restricted Stock Units that shall become vested shall be calculated as the sum of:
(i)    with respect to Covered Years (as defined in Exhibit A) within the Performance Period that have been completed prior to the date such termination occurs, the number of Performance Restricted Stock Units equal to (i) one-third of the target number of Performance Restricted Stock Units listed at the beginning of this Award Agreement multiplied by (ii) the number of Covered Years that have been completed as of the termination date multiplied by (iii) the Average Payout Percentage (as defined on Exhibit A) for such completed Covered Years; plus
(ii)    with respect to the commenced but uncompleted Covered Year within the Performance Period during which the date of such termination occurs, a pro-rated portion of the target number of Performance Restricted Stock Units listed at the beginning of this Award Agreement based on the number of full months of such Covered Year that you were employed prior to such termination date, determined by multiplying (i) one-third of the target number of Performance Restricted Stock Units listed at the beginning of this Award Agreement by (ii) a fraction, the numerator of which is the number of full months between the beginning of such Covered Year and the date of your termination due to Special Retirement and the denominator of which is 12.
Any other unvested Performance Restricted Stock Units shall be forfeited as of the date of your termination due to Special Retirement. For the avoidance of doubt, the number of Performance Restricted Stock Units that become vested as described above following your termination due to Special Retirement shall not be subject to adjustment based on the TSR modification described on Exhibit A.

D.    For purposes of this Award Agreement:
(i)    “Disability” shall have the meaning ascribed to such term in your individual employment, severance or other agreement with the Company or, if you are not party to such an agreement, “Disability” shall mean your inability because of ill health, physical or mental disability, to perform your duties for a period of 180 days in any twelve month period.
(ii)    “Special Retirement” shall mean your termination of employment, other than for “Cause,” death or Disability, following the attainment by you of at least age sixty (60) with five (5) years of continuous service with the Company as of the date of such termination of employment, provided that you have (a) provided the Company with at least six months prior written notice of your termination of employment and (b) during such 6 month period had that notice accepted by an authorized officer of the Company or, if you are, at the time you provide such notice, subject to the reporting requirements of Section 16 of the Exchange Act, by the Committee.1
(iii)    “Cause” shall have the meaning ascribed to such term in any individual employment, severance or other agreement with the Company to which you are a party or, if you are not party to such an agreement, “Cause” shall mean (a) dishonesty in the performance of your duties, (b) your malfeasance or misconduct in connection with your duties, or (c) any act or omission which is injurious to the Company (or any member of the Group) or its affiliates, monetarily or otherwise, each as determined by the Committee in its sole discretion.
(iii)    “Group” means the Company and any Subsidiary of the Company.
(iv)    “Subsidiary” means a company in which: (a) the Company holds a majority of the voting rights; (b) the Company is a member of, and has the right to appoint or remove a majority of its board of directors; or (c) the Company is a member of, and controls alone, pursuant to an agreement with other members, a majority of the voting rights.

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1    If you are employed in the United Kingdom or you are otherwise subject to the employment protections of the United Kingdom or a country within the European Economic Area because you reside in such country or are otherwise subject thereto, “Special Retirement” shall be determined at the absolute discretion of the Committee (acting reasonably) that you have retired, and in any event will not be granted to employees with less than five (5) years of continuous service with the Group as of the date of termination of employment.

E.    For the avoidance of doubt and solely for purposes of this Award Agreement, if you enter into an agreement with the Company to transition directly from an employment relationship into a consulting relationship, you shall not, unless otherwise determined by the Committee, be deemed to have terminated employment upon such transition from an employment relationship into a consulting relationship. In the event of such a transition, the Performance Restricted Stock Units shall continue to be eligible to vest in accordance with their terms, as if no termination had occurred, for so long as such consulting relationship remains in effect. The continued existence of the consulting relationship shall be determined by the Committee or its delegate and the continued vesting of the Performance Restricted Stock Units shall not be construed for any other purpose to mean you remain employed with the Company following such transition.
F.    Neither the grant of the Performance Restricted Stock Units, this Award Agreement nor any other action taken pursuant to this Award Agreement shall constitute or be evidence of any agreement or understanding, express or implied, that you have a right to continue to provide services as an officer, director, employee or consultant of the Company for any period of time or at any specific rate of compensation. This Award shall not form part of your right to compensation or benefits under your contract of employment with the Company or any other member of the Group, if applicable. Your participation in the Plan and receipt of this Award Agreement will not affect your rights and obligations under the terms of your contract of employment with the Company or any member of the Group, if applicable.
G.    In the event the benefit under this Award Agreement and the Plan is forfeited as a result of your employment being terminated by you or by the Company (or any member of the Group) for any reason, you will not be entitled to any damages or compensation arising from such loss of employment.
5.    In the event of a Change in Control, the Performance Restricted Stock Units shall vest and be delivered (provided, that such delivery is otherwise in accordance with federal and state securities laws) on the date of such Change in Control, with the number of Performance Restricted Stock Units that become vested to be equal to the greater of (i) the target number of Performance Restricted Stock Units listed at the beginning of this Award Agreement and (ii) the number of Performance Restricted Stock Units that would have vested based on actual attainment of the performance goals set forth on Exhibit A measured as if the date of such Change in Control was the end of the Performance Period.
6.    Unless and until a certificate or certificates representing shares of Stock shall have been issued by the Company as a result of the vesting of the Performance Restricted Stock Units, you shall not have any of the rights or privileges of a stockholder of the Company with respect to the shares of Stock subject to the Performance Restricted Stock Units.

7.     The Performance Restricted Stock Units will carry dividend equivalent rights related to any cash dividend paid by the Company during the performance and vesting periods. Your Performance Restricted Stock Units will accrue dividend equivalents in the event the Company pays a cash dividend on its outstanding shares of Stock during the performance and vesting periods. Upon vesting of your Performance Restricted Stock Units, you will be paid a cash equivalent of the dividends paid during the performance and vesting periods based on the number of shares of Stock, if any, delivered in the settlement of your Performance Restricted Stock Units.2
8.    The Company or a Subsidiary shall withhold all applicable taxes or other amounts required by law from all amounts paid or delivered in respect of the Performance Restricted Stock Units. You may satisfy the withholding obligation by paying the amount of any taxes in cash or you may instruct the Company (or the member of the Group that employs you) to withhold shares from the shares of Stock otherwise deliverable to satisfy the obligation in full or in part. If shares are withheld, such shares shall have a Fair Market Value equal to (a) the minimum statutory amount required to be withheld or, if you so elect, (b) such greater amount equal to the lesser of (1) the amount permitted to be withheld based on the maximum statutory tax rate applicable to you in all relevant jurisdictions or (2) the withholding amount determined on the basis of your most recent U.S. Form W-4 (or other local country equivalent) provided to the Company, in all cases reduced by the amount of any withholding obligation you satisfy by cash payment to the Company. The number of shares used to satisfy any withholding obligation shall be rounded up to the nearest whole number of shares as necessary to avoid fractional shares, with any excess amount refunded in cash to you. You agree to indemnify the Company and any other members of the Group for any tax or social security contributions for which you are liable but which the Company or such other member of the Group is required to pay on your behalf in connection with this Award or any shares issued pursuant to the Performance Restricted Stock Units granted under this Award Agreement.
9.    If you are subject to individual income tax in the United States, the intent of you and the Company is that payments and benefits under this Award Agreement and the Award be exempt from, or comply with, Section 409A of the Internal Revenue Code (the “Code”), and accordingly, to the maximum extent permitted, this Award Agreement and
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2    If you are a resident of Canada, you will not be entitled to a cash payment with respect to dividend equivalents. Instead, your Performance Restricted Stock Units will accrue dividend equivalents in the form of additional Performance Restricted Stock Units. Subject to and upon vesting of your Performance Restricted Stock Units, the accrued dividend equivalents will be settled by issuing you an additional number of shares of Stock determined by dividing (a) the aggregate amount of dividends paid during the performance and vesting periods with respect to the number of shares of Stock, if any, delivered in the settlement of your Performance Restricted Stock Units by (b) the Fair Market Value of a share of Stock on the vesting date.

the Award shall be interpreted and administered to be in accordance therewith. Each payment under this Award Agreement and the Award shall be construed as a separate identified payment for purposes of Section 409A of the Code, and any payments described in this Award Agreement and the Award that are due within the “short term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, (i) you shall not be considered to have terminated employment for purposes of this Award Agreement and no payments shall be due to you under this Award Agreement that are payable upon your termination of employment until you would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Code and (ii) amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Award Agreement and the Award during the six-month period immediately following your separation from service shall instead be paid on the first business day after the date that is six months following your separation from service (or, if earlier, your death).
10.    With respect to your personal data, to the extent consent may be required under the laws to which you are subject, you hereby agree and consent to:
A.    the collection, use, processing and transfer by the Company, any member of the Group, and any third party administrator of your personal data;
B.    the Company, any member of the Group, and any third party administrator transferring your personal data amongst themselves for the purposes of the implementation, administration and management of the Plan;
C.    the use of your personal data by any such person for any such purposes; and
D.    the transfer to, and retention of, your personal data by third parties (including any such third party situated in a country without equivalent data protection laws to Canada, the United Kingdom and the European Economic Area) in connection with such purposes.
11.    By accepting this Award you agree to abide by the terms of the Company’s Compensation Policy Regarding Financial Restatements, as it may be amended from time to time.
12.    The Plan is incorporated herein by reference. The Plan and this Award Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of you and the Company with respect to the subject matter hereof, and may not be modified except by means of a writing signed by you and the Company. If there is a conflict between the terms and conditions of the Plan and the terms and conditions of this Award Agreement, the terms and conditions of the Plan shall govern. This Award Agreement is governed by the internal substantive laws, but not the choice of law rules, of the State of Delaware.
By your signature (including for this purpose your electronic acceptance of the Award in Schwab’s Equity Award Center) and the signature of the Company’s representative below, you and the Company agree this Award is granted under and governed by the terms and conditions of the Plan, the terms of which are incorporated herein, and this Award Agreement. You have reviewed the Plan and this Award Agreement in their entirety, have had an opportunity to obtain the advice of counsel prior to executing this Award Agreement and fully understand all provisions of the Plan and Award Agreement. You hereby agree to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions relating to the Plan and Award Agreement. You further agree to notify the Company upon any change in your residential address shown below.

GRANTEE	CF INDUSTRIES HOLDINGS, INC.

<first_name> <last_name>	By:
<address_1> <city>, <state> <zip>	Title:

Exhibit A*
Performance Vesting Criteria

The number of Performance Restricted Stock Units (also referred to as “PRSUs”) that vest will be determined by the following process.

1.Performance Objective

For each fiscal year (each, a “Covered Year”) during the Performance Period, a performance objective (the “Performance Objective”) based on return on net assets (“RONA”) or such other performance goal as may be determined by the Committee shall be established by the Committee by the 90th day after the start of the applicable Covered Year. For each Covered Year, the applicable Performance Objective shall have a threshold, target and ceiling performance level with a corresponding percentage payout of target number of PRSUs (“Payout Percentage”).

The total number of PRSUs earned, if any, based on the Performance Objective will equal (i) the target number of Performance Restricted Stock Units listed at the beginning of this Award Agreement multiplied by (ii) the Average Payout Percentage. The Average Payout Percentage will equal (x) the sum of the Payout Percentages for all of the Covered Years divided by (y) the number of Covered Years.

For the <year_one> fiscal year, the Performance Objective selected by the Committee is RONA and the Payout Percentage will be determined as set forth in the table below. The calculation of RONA for <year_one> is set forth on Schedule 1 attached hereto. For each of the <year_two> and <year_three> fiscal years, the Committee will establish the Performance Objective for such fiscal year as detailed above and the Performance Objective will be communicated to you in writing as an addendum to this Award Agreement.

Performance Level	<year_one> RONA Achieved	Payout Percentage
Below Threshold	Less than << >>%	0%
Threshold	<< >>%	50%
Target	<< >>%	100%
Ceiling	At or above << >>%	200%

Straight line interpolation is used to determine the applicable Payout Percentage between threshold and target and between target and ceiling performance levels. For the avoidance of doubt, in no event may the Payout Percentage of any Covered Year exceed 200%.

*Exhibit to be updated with metrics approved by Committee at time of grant.

2.Modification Based on TSR for the Performance Period

The total number of PRSUs earned, if any, based on the Performance Objective as set forth in Section 1 shall then be subject to adjustment, determined by multiplying such total number of PRSUs by the TSR Multiplier Percentage determined based on the Company’s Total Shareholder Return (or “TSR”) over the three year Performance Period, as set forth in the chart below:

Performance Level	Company Three Year TSR Achieved	TSR Multiplier Percentage
Threshold	Less than << >>%	80%
Target	<< >>%	100%
Ceiling	At or above << >>%	120%

Straight line interpolation is used to determine the applicable percentage between threshold and target and between target and ceiling performance levels. For the avoidance of doubt, in no event may the TSR Multiplier Percentage be less than 80% or greater than 120%.

The final number of PRSUs to vest based on the adjusted calculation shall be rounded down to the nearest whole share, and a cash payment shall be made in lieu of any fractional shares, with any such cash payment to be made at such time that the corresponding shares of Stock, if any, are delivered in settlement of your PRSUs, and with the amount of such cash payment to be based on the Fair Market Value of the shares underlying the Performance Restricted Stock Units on such date.

3.Formula for Calculating TSR

TSR for the Company shall be expressed as percentage and calculated according to the following formula:

TSR = (End Average Share Value / Begin Average Share Value) - 1

Where:

End Average Share Value means the average Share Value over the trading days in the End Average Period.

End Average Period means the twenty (20) trading days at the end of the Performance Period.

Begin Average Share Value means the average Share Value over the trading days in Begin Average Period.

Begin Average Period means the twenty (20) trading days immediately preceding January 1, <year_one>.

Share Value means, for a given trading day, the Closing Price of a share of Stock of the Company multiplied by the Accumulated Shares for such trading day.

Closing Price means, for a given trading day, the closing price of a share of Stock of the Company on the primary U.S. stock exchange on which the Stock is principally traded (e.g., the New York Stock Exchange as of the date of this Award Agreement).

Accumulated Shares means, for a given trading day, the sum of (i) one (1) share plus (ii) the cumulative number of shares of Stock of the Company purchasable with dividends declared on the Stock to that point during the period since the first day of the Begin Average Period, assuming same day reinvestment of such dividends at the Closing Price on the ex-dividend date.

TSR calculations shall also be adjusted as deemed appropriate by the Committee to reflect any stock split, reverse stock split or other similar corporate transaction.

4.Committee Certification

Notwithstanding anything to the contrary herein, the initial performance measurement described in Section 1 and the adjustment described in Section 2 shall each be subject to certification by the Committee.

Schedule 1

Calculation of Return on Net Assets (RONA)

The calculation of RONA for the <year_one> Covered Year shall be determined by reference to the ratio (expressed as a percentage) of the Company’s Adjusted EBITDA for fiscal <year_one> divided by its Average Operational Assets for fiscal <year_one>.

RONA =	Adjusted EBITDA
Average Operational Assets

Where:

EBITDA is computed as the sum of:

(i)	net earnings attributable to common stockholders plus

(ii)	interest expense (income)—net plus

(iii)	income tax provision (benefit)(a) plus

(iv)	depreciation and amortization less

(v)	loan fee amortization included in both interest expense and depreciation and amortization
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(a)	Includes income taxes on the Company’s joint venture earnings.

Adjusted EBITDA is computed as the sum of:

(i)	EBITDA plus

(ii)	unrealized mark to market losses (gains) on hedges plus

(iii)	unrealized and realized losses (gains) associated with foreign exchange on intercompany loan activity or foreign denominated intercompany payables and receivables plus

(iv)	acquisition or disposition related transaction costs or fees plus

(v)	integration costs for acquisitions plus

(vi)	losses (gains) on the disposition of equity investments in joint ventures plus

(vii)	restructuring, exit, impairments, system implementation costs or similar types of costs plus

(viii)	non-capitalized expansion project costs plus

(ix)	losses (gains) recognized due to the acquisition or disposal of a business or group of assets that represents a major portion of the business plus

(x)	losses (gains) associated with regulatory changes (e.g. regulatory tax code changes) less

(xi)	profits (losses) associated with acquisitions (divestitures) completed during the year.

Operational Assets is computed as the sum of:

(i)	total assets less

(ii)	cash and cash equivalents less

(iii)	restricted cash less

(iv)	short-term investments less

(v)	investments in marketable equity securities less

(vi)	prepaid income taxes less

(vii)	total current liabilities less

(viii)	long-term deferred income taxes less

(ix)	other noncurrent liabilities less

(x)	assets associated with major capital projects (as approved by the compensation committee) less

(xi)	net assets associated with acquisitions completed during the year less

(xii)	asset (liability) changes associated with regulatory changes (e.g. regulatory tax code changes) plus

(xiii)	short-term debt or notes payable included in current liabilities plus

(xiv)	net assets associated with divestitures completed during the year

Average Operational Assets is computed as the simple average of (i) the Operational Assets as of December 31, <year_prior_year_one> and (ii) the Operational Assets as of December 31, <year_one>.